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Exhibit 5.1

HALE AND DORR

haledorr.com
ALDER CASTLE • 10 NOBLE STREET • LONDON EC2V 7QJ
TEL +44 (0)20 7645 2400 • FAX +44 (0)20 7645 2424

May 2, 2003

Infineon Technologies AG
St.-Martin-Strasse 53
D-81541 Munich
Federal Republic of Germany

        Re:    Infineon Long-Term Incentive Plan 2001

Dear Ladies and Gentlemen:

        We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 15,000,000 ordinary shares, nominal value €2.00 per share (the "Shares"), of Infineon Technologies AG, a corporation organized and existing under the laws of the Federal Republic of Germany (the "Company"), issuable under the Company's Long-Term Incentive Plan 2001 (the "Plan").

        We have examined the Articles of Association and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the Supervisory Board, the Management Board and shareholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

        In our examination of the foregoing documents, we have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, photostatic or other copies; the authenticity of the originals of any such documents; and the legal competence of all signatories to such documents.

        We assume that the appropriate action will be taken, prior the offer and sale of the shares in accordance with the Plan, to register and qualify the shares for sale under all applicable state securities or "blue sky" laws.

        We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the Federal Republic of Germany and the federal laws of the United States of America.

        It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

        Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

        Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued and fully paid.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

HALE AND DORR

BOSTON    LONDON    MUNICH    NEW  YORK     OXFORD    PRINCETON    RESTON    WALTHAM    WASHINGTON

Hale and Dorr is a multinational partnership in association with Hale and Dorr LLP.
A list of partners and their professional qualifications is available for inspection. Regulated by the Law Society of England and Wales.

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  Exhibit 5.1